CONSENT OF INDEPENDENT AUDITORS



Board of Trustees and Shareholders
Evergreen Managed Income Fund:



     We consent to the use of our report dated May 19, 2003, included in this Registration Statement, and to the references to our firm under the caption "EXPERTS" in the Statement of Additional Information.

                                                     /s/ KPMG LLP

Boston, Massachusetts
May 20, 2003